Exhibit A

JOINT FILING AGREEMENT

Each of the undersigned hereby consents and agrees to the joint filing of this Schedule 13D, including any amendment(s) thereto, relating to the Common Shares of the Issuer.

Date: March 5, 2025
FAMATOWN FINANCE LIMITED

	By:	/s/ Christakis Theodoulou
	Name:	Christakis Theodoulou
	Title:	Director

GREENWICH HOLDINGS LIMITED

By:	/s/ Christakis Theodoulou
Name:	Christakis Theodoulou
Title:	Director

C.K. LIMITED

By:	/s/ Christakis Theodoulou
Name:	Christakis Theodoulou
Title:	Director

Schedule I

Transactions Effected Since the Most Recent Filing of the Schedule 13D

The following transactions in the Ordinary Shares were effected in open market purchases by Famatown Finance Limited since the most recent filing of the Schedule 13D:

Date	Amount of Common Shares Bought/(Sold)	Approx. Price per Common Shares
11/29/2024	5,517	46.000
12/4/2024	100,000	45.303
12/5/2024	50,000	44.997
12/6/2024	100,000	42.103
12/17/2024	50,000	41.896
12/19/2024	50,000	41.500
12/23/2024	50,000	40.860
2/25/2025	100,000	39.353
2/26/2025	100,000	37.621
2/27/2025	50,000	37.000
2/28/2025	50,000	35.992
3/3/2025	100,000	33.920